Exhibit 99.1

Neuronetics Announces Preliminary Fourth Quarter and Full Year Revenue

Preliminary full year 2018 total revenue of approximately $52.8 million, an increase of approximately 31% over the full year 2017, exceeding previously issued guidance

MALVERN, PA January 7, 2019 (GLOBE NEWSWIRE) -- Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced certain unaudited preliminary fourth quarter and full year 2018 revenue.

•	Preliminary fourth quarter 2018 revenue of approximately $15.6 million, an increase of approximately 29% over the fourth quarter of 2017
•	Preliminary fourth quarter 2018 U.S. treatment session revenue of approximately $9.9 million, an increase of approximately 23% over the fourth quarter of 2017
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Preliminary fourth quarter 2018 U.S. NeuroStar® Advanced Therapy revenue of approximately $4.8 million, an increase of approximately 37% over the fourth quarter of 2018, driven by a 46% increase in capital revenue growth

“We finished 2018 on a high note, as we continue to successfully execute on our strategy to drive higher NeuroStar Advanced Therapy penetration in the U.S.,” said Chris Thatcher, President and Chief Executive Officer of Neuronetics. “As we move into 2019, given the success we have seen to date, we will continue to drive adoption through our key growth drivers -- expanding our salesforce and related marketing efforts, continuing to focus on high-value accounts and pursuing additional indications for use for the NeuroStar Advanced Therapy system.”

Preliminary total revenue for the fourth quarter of 2018 was approximately $15.6 million, an increase of approximately 29% compared with $12.1 million for the fourth quarter of 2017. Preliminary U.S. revenue was approximately $15.1 million for the fourth quarter of 2018, an approximate 27% growth over fourth quarter 2017 revenue of $11.8 million. Preliminary international revenue was approximately $0.5 million for the fourth quarter of 2018. Preliminary total revenue for the full year 2018 was approximately $52.8 million, an increase of approximately 31% compared with $40.4 million for 2017. This exceeds previously issued full year 2018 revenue guidance of between $51.0 and $52.5 million.

Preliminary fourth quarter 2018 U.S. NeuroStar Advanced Therapy revenue of approximately $4.8 million increased approximately 37% compared with $3.5 million for the fourth quarter of 2017. The increase in U.S. NeuroStar revenue was driven by higher capital revenue growth of 46% due to higher unit sales, partially offset by a 4% decrease in average selling price, as well as lower upgrade and rent-to-own revenue. Preliminary full year 2018 U.S. NeuroStar Advanced Therapy revenue increased approximately 44% to approximately $14.6 million.

Preliminary fourth quarter 2018 U.S. treatment session revenue of $9.9 million increased approximately 23% compared with $8.0 million for the fourth quarter of 2017. The increase in U.S. treatment session revenue was primarily the result of an approximate 26% increase in the number of treatment sessions sold, partially offset by an approximate 6% decline in the average selling price due to certain volume pricing discounts within our existing customer base, plus an increase in other treatment session revenue. Preliminary full year 2018 U.S. treatment session revenue increased approximately 24% to approximately $35.3 million.

As of December 31, 2018, the active unit installed base in the U.S. was 907. This represents an increase of 155 units over the active unit installed base as of December 31, 2017, and an increase of 49 units over the active unit installed base as of September 30, 2018.

Japan Reimbursement

Based on recent discussions with the Ministry of Health, Labour and Welfare (MHLW), a decision on reimbursement in Japan is now anticipated to occur in the second half of 2019. Japan represents a large and potentially attractive market for NeuroStar Advanced Therapy and the Company remains focused on achieving appropriate reimbursement levels in this market.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood.  The system is cleared by the United States Food and Drug Administration, or FDA.  NeuroStar Advanced TMS Therapy is indicated for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode.  Additional information can be found at www.neuronetics.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year, including with respect to any specific projections provided; the Company’s expectations regarding growth opportunities and the build out of its NeuroStar Advanced Therapy System platform; expectations or beliefs regarding future events, potential markets or market size, and technological developments; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Leanne Scott Brown

Vault Communications

610-455-2742

Lbrown@vaultcommunications.com

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